Exhibit 10.4

EnerNOC, Inc.

2007 Executive Officer Bonus Targets

•                  The Company’s executive officers have the following bonus targets (expressed as a percentage of salary unless otherwise stated):

Name and Position	Bonus Targets (%)
Timothy Healy, Chief Executive Officer	80%
David Brewster, President and Chief Operating Officer	70%
Neal Isaacson, Chief Financial Officer	50%
Gregg Dixon, Senior Vice President	$200,000
David Samuels, Senior Vice President and General Counsel	50%
Terrence Sick, Vice President	30%

The bonuses will be paid within 90 days of the determination of the amount, in cash, stock or some combination thereof, as determined based on a bonus plan to be finalized by the Compensation Committee of the Board at a future meeting. Actual bonuses may be higher or lower than the executive’s bonus target.